Exhibit 10.1

PROTO LABS, INC.

2012 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Agreement

Proto Labs, Inc. (the “Company”), pursuant to its 2012 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of Performance Stock Unit (the “Units”). The terms and conditions of this Performance Stock Unit Award (this “Award”) are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:

Target Number of Units:

Maximum Number of Units:

Grant Date:

Performance Period:	January 1, 20__ – December 31, 20__

Vesting Schedule:

The number of Units determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* on the date the Company’s Compensation Committee certifies such performance results, which shall be no later than March 15, 20__ (the “Scheduled Vesting Date”)

Performance Goals:	See Exhibit A

* Assumes your Service has been continuous from the Grant Date to the vesting date.

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	PROTO LABS, INC.

By:
Title:

Proto Labs, Inc.

2012 Long-Term Incentive Plan

Performance Stock Unit Agreement

Terms and Conditions

1.

Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units in an amount initially equal to the Target Number of Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 150% of the Target Number of Units, but may not under any circumstances exceed the Maximum Number of Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.

Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer. Any attempted transfer in violation of this Section 2 shall be void and ineffective. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.

3.

No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

4.

Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified. For purposes of this Section 4, (i) vesting of this Award will be suspended during any unpaid leave of absence, and (ii) use of the terms “employment” and “employed” refers to providing Services to the Company and its Affiliates in any Service Provider capacity.

(a)

Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as your employment has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period as determined in accordance Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)

Retirement. If your employment terminates by reason of your Retirement prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days during the Performance Period prior to your employment termination date and whose denominator is one thousand ninety-five (1,095). For these purposes, “Retirement” shall mean a termination of your employment (other than a termination for Cause, by reason of death or Disability, or that constitutes a Qualifying Termination as defined below) that (i) occurs at least twelve (12) months after the Grant Date, (ii) occurs at or after you reach the age of sixty (60) and have completed at least five (5) years of continuous employment, and (iii) thereafter involves your cessation of employment or business activity with or on behalf of any business entity for a period of at least two years, provided that during this two-year period you may engage in part-time employment or business activity of no more than fifteen (15) hours per week, or employment by or business activity with civic, charitable or religious entities, organizations or associations.

(c)

Disability. If your employment terminates by reason of your Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(b).

(d)

Death. If your employment terminates by reason of your death prior to the Scheduled Vesting Date, then you will be entitled to have vest on the date your employment terminates a pro rata portion of the Target Number of Units specified on the cover page of this Agreement. The pro rata portion shall be determined in the same manner as provided in Section 4(b).

(e)

Qualifying Termination. If your employment terminates prior to the Scheduled Vesting Date at a time when you are party to a severance agreement with the Company (including, for these purposes, an employment agreement with the Company that contains severance provisions), and if such termination of employment constitutes a “Qualifying Termination” as defined in the severance agreement (which for these purposes includes your satisfying any conditions specified in the severance agreement to the receipt of severance benefits thereunder), then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(b). You acknowledge and agree that with respect to this Award only, the terms of this Section 4(e) take precedence over and supersede the terms of your severance agreement that address the accelerated vesting of equity awards in connection with a Qualifying Termination that occurs outside of a “Transition Period” as defined in the severance agreement.

(f)

Change in Control. If a Change in Control occurs after the Grant Date but before the Scheduled Vesting Date and your employment continues to the date of the Change in Control, then the Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal year prior to the date of the Change in Control. You will be entitled to have vest as of the date of the Change in Control a pro rata portion of the Units that are determined to have been earned based on actual performance against the performance goals specified in Exhibit A over the truncated Performance Period. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days during the full Performance Period prior to the date of the Change in Control and whose denominator is one thousand ninety-five (1,095). You acknowledge and agree that with respect to this Award only, the terms of this Section 4(f) take precedence over and supersede the terms of your severance agreement that address the accelerated vesting of equity awards in connection with a Qualifying Termination that occurs during a “Transition Period” as defined in the severance agreement.

(g)

Forfeiture of Unvested Units. To the extent any of Sections 4(a) through (f) is applicable to this Award, any Units that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your employment terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through (f), all unvested Units shall immediately be forfeited.

5.

Settlement of Units. As soon as practicable after any date on which Units vest, but no later than March 15 of the year following the calendar year in which the vesting date occurs, the Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested Unit. The Company may withhold from the number of such Shares to be delivered in settlement of the Units any Shares required for the payment of withholding taxes as provided in Section 6 below. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable.

6.

Withholding Taxes. The Company shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to you an amount sufficient to cover any required withholding taxes in connection with the vesting and settlement of Units subject to this Award, and (ii) require you or any other person receiving Shares under this Award to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from you as provided above, you may elect to cover the required withholdings through a reduction in the number of Shares delivered upon settlement of the Units or through a delivery or tender to the Company of Shares already held by you, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

7.

Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement. Nothing in this Agreement is intended to, or does, constitute a contract of employment between you and the Company or any Affiliate.

8.

Governing Plan Document. This Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.

Severability. If any term or provision in this Agreement shall be held to any extent to be unlawful, void or unenforceable under any enactment or rule of law, that term or provision shall, to that extent, be deemed not to be part of this Agreement and the validity and enforceability of the remainder of this Agreement shall not be affected.

12.	Compensation Recovery.

(a)

To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

(b)

Notwithstanding any other provision of this Agreement, if your employment terminates by reason of Retirement and the Committee thereafter determines, in its sole discretion, that you have failed to comply with the conditions set forth in clause (iii) of Section 4(b) of this Agreement, then (i) you shall immediately forfeit this Award to the extent that it is not yet vested, and (ii) to the extent the Award has vested and been settled in Shares, the Company shall have the right to (A) recover such Shares from you, or (B) if you have sold or otherwise transferred such Shares, recover from you an amount in cash equal to the Fair Market Value of such Shares as of the Scheduled Vesting Date.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

5